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                                                                   EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders of
Guilford Pharmaceuticals Inc.:

   We consent to incorporation by reference in the registration statements (No. 33-90828 and No. 333-17833) on Form S-8 and registration statement No. 333-35415 on Form S-3 of Guilford Pharmaceuticals Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of Guilford Pharmaceuticals Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Guilford Pharmaceuticals Inc.

                                                      KPMG Peat Marwick LLP

Baltimore, Maryland
March 25, 1998